     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 23, 1999

                                                  REGISTRATION NO. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                    ----------------------------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                    ----------------------------------------

                                 POWERTEL, INC.
             (Exact Name of Registrant as Specified in Its Charter)


          DELAWARE                                                                 58-1944750
(State or Other Jurisdiction of                                      (I.R.S. Employer Identification No.)
Incorporation or Organization)

               1233 O.G. SKINNER DRIVE, WEST POINT, GEORGIA 31833
                    (Address of Principal Executive Offices)

                    ----------------------------------------


                                 POWERTEL, INC.
                   AMENDED AND RESTATED 1991 STOCK OPTION PLAN
                            (Full Title of the Plan)

                    ----------------------------------------


                 ALLEN E. SMITH                                                       Copies to:
             CHIEF EXECUTIVE OFFICER                                             JAMES WALKER IV, ESQ.
                 POWERTEL, INC.                                                TERRESA R. TARPLEY, ESQ.
             1233 O.G. SKINNER DRIVE                                  NELSON MULLINS RILEY & SCARBOROUGH, L.L.P.
            WEST POINT, GEORGIA 31833                                           1400 FIRST UNION PLAZA
                 (706) 645-2000                                                  999 PEACHTREE STREET
              (706) 645-9523 (FAX)                                              ATLANTA, GEORGIA 30309
(Name, Address, Telephone Number, Including Area                                    (404) 817-6000
           Code, of Agent For Service)                                           (404) 817-6050 (FAX)


                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                         PROPOSED MAXIMUM     PROPOSED MAXIMUM
          TITLE OF SECURITIES            AMOUNT TO BE     OFFERING PRICE     AGGREGATE OFFERING       AMOUNT OF
            TO BE REGISTERED              REGISTERED       PER SHARE(1)           PRICE(1)       REGISTRATION FEE(1)
--------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value..........    3,000,000          $19.85            $59,543,966           $16,553
====================================================================================================================

(1) Estimated pursuant to Rule 457(c) and (h) solely for the purposes of calculating the amount of the registration fee. The proposed maximum offering price per share was determined by calculating: (i) 786,585 shares of Common Stock being offered under outstanding options at a weighted average exercise price of $14.13; and (ii) 2,213,415 shares of Common Stock being offered at an exercise price of $21.88 based upon the average of the high and low prices of the Common Stock on June 17, 1999, as reported on the Nasdaq Stock Market.


================================================================================

                                EXPLANATORY NOTE

         The following documents are incorporated herein by reference: (i) the Form S-8 Registration Statement originally filed by Registrant on September 28, 1992 under the Securities Act of 1933 (Registration No. 33-52550); (ii) Post-Effective Amendment No. 1 to such Registration Statement filed by the Registrant on July 22, 1994; and (iii) the Form S-8 Registration Statement filed by the Registrant on August 8, 1996 (Registration No. 333-09769).

         On January 29, 1997, the Company's Board of Directors approved and adopted an amendment to Section 3 of the Company's 1991 Stock Option Plan (the "Plan") to increase the number of shares of Common Stock available for issuance thereunder by 1,000,000 shares. The Company's stockholders approved the amendment to the Plan at the annual meeting of stockholders held on May 21, 1997. On March 10, 1999, the Company's Board of Directors approved and adopted an amendment to Section 3 of the Plan to increase the number of shares of Common Stock available for issuance thereunder by an additional 2,000,000 shares. The Company's stockholders approved the amendment to the Plan at the annual meeting of stockholders held on May 20, 1999. Accordingly, as amended, the total number of shares of Common Stock available under the Plan is 5,000,000.

         Except for the foregoing amendments, the Plan remains unchanged.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by Powertel, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement as of their respective dates:

         (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Commission on March 16, 1999;

         (b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, as filed with the Commission on May 14, 1999; and

         (c) the description of the Company's common stock, par value $0.01 per share (the "Common Stock"), contained in the Company's Registration Statement on Form 8-A, declared effective by the Commission on December 20, 1993, including any amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

         No disclosure is required under this item.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         No disclosure is required under this item.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Delaware General Corporation Law, as amended (the "Delaware Law"), permits a corporation to exonerate its directors from personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty, other than: (i) for any breach of the duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for willful or negligent violations of provisions regarding the unlawful payment of dividends or unlawful stock repurchases or redemptions; or (iv) for any transaction from which the person derived an improper personal benefit. This provision pertains only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under the Delaware Law (and not for violation of other laws, such as the federal securities laws). The Company's Third Restated Certificate of Incorporation, as amended (the "Certificate of

Incorporation"), exonerates the Company's directors from monetary liability to the extent permitted by this statutory provision.

         The Certificate of Incorporation also provides that, except as expressly prohibited by law, the Company shall indemnify any person who was or is a party, or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, or investigative) by reason of the fact that such person is or was a director or officer of the Company (or is or was serving at the request of the Company as a director or officer of another enterprise), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests o the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Such indemnification shall not be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless (and only to the extent that) the Delaware Court of Chancery or the court in which such action or suit was brought determines that, in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper. In addition, the Certificate of Incorporation provides for mandatory advancement of expenses incurred by an officer or director upon request, to the extent permitted by law. The Delaware Law permits a corporation to advance expenses incurred by an officer or director in defending any action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay in the event that the director or officer is ultimately determined not to be entitled to indemnification.

         The Company maintains a liability insurance policy on behalf of all of its directors and officers. Under this policy, directors and officers are insured (and the Company is insured to the extent that it has properly indemnified its directors and officers) against liability for claims incurred by reason of their breach of duty, neglect, error, misstatement, misleading statement, omission or act, in their capacities as directors and officers and solely by reason of their status as directors and officers. However, directors and officers are not insured against certain types of claims, including claims that arise out of a gain of personal profit, a criminal or fraudulent act, the filing of a registration statement, an offering by means of a prospectus, or an underwriting agreement for the offer or sale of a security.

         The Company has entered into indemnity agreements with certain of its directors and executive officers. Indemnification of a director or officer under an indemnity agreement would add several protections to those provided by Delaware Law, the Certificate of Incorporation, and the Company's liability insurance including the following: (i) the Company generally would be obligated to advance litigation expenses to the indemnitee, subject to a later determination that the indemnitee would not be permitted to receive such indemnification under applicable law; (ii) to the extent permitted by law, the indemnitee generally would be entitled to indemnification unless the Company affirmatively determined that the indemnitee had not met the applicable standard of conduct; (iii) upon a change in control (as defined in the indemnity agreements) the Company could only seek legal advice with respect to indemnification of the indemnitee from a special independent counsel selected by the indemnitee, and only the special independent counsel would have the right to make a final determination that the indemnitee has not met the requisite standard of conduct; (iv) the period of time in which the Company could sue the indemnitee for an action would be limited to two years from the date that the cause of action accrued. The Company anticipates that the protections afforded by the indemnity agreements will contribute to the Company's ability to attract and retain highly qualified directors and executive officers.

         The Delaware Law and Article 6 of the Certificate of Incorporation specifically provide for the indemnification of directors and officers, and the Delaware Law permits the adoption of indemnity agreements generally. The enforceability of certain provisions of the indemnity agreements has not been tested in court, however, and remains subject to considerations of state law and public policy. The indemnity agreements were not implemented in response to any pending or threatened litigation involving directors or officers.

         Subject to the possibility of unenforceability referred to above, the indemnity agreements constitute binding agreements of the Company, and the Company would be unable to modify its indemnification policy unilaterally in a way that is adverse to any party to an indemnity agreement. The Commission takes the position that indemnification of directors and executive officers against violations of the Securities Act is against public policy and unenforceable. Accordingly, whenever an issuer registers securities with the Commission it must execute an undertaking (a) to submit to a court any such indemnification claim arising with respect to the registered securities for a determination whether the clause is enforceable and (b) to be bound by the court's decision. Accordingly, any claim made by a director or executive officer of the Company for indemnification under an indemnity agreement with respect to a claim subject to the Company's undertaking to the Commission would have to be submitted to a court before final payment thereunder would be made to the director or executive officer.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         No disclosure is required under this item.

ITEM 8.  EXHIBITS

4(a)     *        Third Restated Certificate of Incorporation of InterCel, Inc.
                  dated June 6, 1996. (Filed as Exhibit 10(yy) to the Company's
                  Form 10-Q filed for the quarter ended September 30, 1996 (the
                  "1996 Third Quarter 10-Q"), and incorporated herein by reference.)

4(b)     *        Certificate of Amendment of Restated Certificate of
                  Incorporation of InterCel, Inc. dated June 23, 1997. (Filed as
                  Exhibit 10(b) to the Company's Form 8-K filed July 1, 1997, and incorporated herein by reference.)

4(c)     *        Restated By-Laws of InterCel, Inc. (Filed as Exhibit 3(b) to
                  Registration Statement on Form S-1, File No. 33-72734 (the
                  "1993 Form S-1"), and incorporated herein by reference.)

4(d)     *        Certificate of Designations, Powers, Preferences and Relative,
                  Participating or Other Rights, and the Qualifications,
                  Limitations or Restrictions Thereof, of Series A Convertible
                  Preferred Stock of InterCel, Inc. (Filed as Exhibit 10(tt) to the 1996 Third Quarter 10-Q, and incorporated herein by reference.)

4(e)     *        Certificate of Designations, Powers, Preferences and Relative,
                  Participating or Other Rights, and the Qualifications,
                  Limitations or Restrictions Thereof, of Series B Convertible
                  Preferred Stock of InterCel, Inc. (Filed as Exhibit 10(uu) to the 1996 Third Quarter 10-Q, and incorporated herein by reference.)

4(f)     *        Certificate of Amendment to the Certificate of Designations,
                  Powers, Preferences and Relative, Participating or Other
                  Rights, and the Qualifications, Limitations or Restrictions
                  Thereof, of Series B Convertible Preferred Stock of InterCel,
                  Inc. (Filed as Exhibit 4(k) to the 1997 Form S-4, and incorporated herein by reference.)

4(g)     *        Certificate of Designations, Powers, Preferences and Relative,
                  Participating or Other Rights, and the Qualifications,
                  Limitations or Restrictions Thereof, of Series C Convertible
                  Preferred Stock of InterCel, Inc. (Filed as Exhibit 4(f) to the Company's Form 10-K filed for the year ended December 31, 1996 (the "1996 Form 10-K"), and incorporated herein by reference.)

4(h)     *        Amended Certificate of Designations, Powers, Preferences and
                  Relative, Participating or Other Rights, and the
                  Qualifications, Limitations or Restrictions Thereof, of Series
                  C Convertible Preferred Stock of InterCel, Inc. (Filed as
                  Exhibit 4(l) to the 1997 Form S-4, and incorporated herein by reference.)

4(i)     *        Certificate of Designations, Powers, Preferences and Relative,
                  Participating or Other Rights, and the Qualifications,
                  Limitations or Restrictions Thereof, of Series D Convertible
                  Preferred Stock of InterCel, Inc. (Filed as Exhibit 4(g) to the 1996 Form 10-K, and incorporated herein by reference.)

4(j)     *        Amended Certificate of Designations, Powers, Preferences and
                  Relative, Participating or Other Rights, and the
                  Qualifications, Limitations or Restrictions Thereof, of Series
                  D Convertible Preferred Stock of InterCel, Inc. (Filed as
                  Exhibit 4(m) to the 1997 Form S-4, and incorporated herein by reference.)

4(k)     *        Certificate of Designations, Powers, Preferences and Relative,
                  Participating or Other Rights, and the Qualifications,
                  Limitations or Restrictions Thereof, of Series E 6.5%
                  Cumulative Convertible Preferred Stock of Powertel, Inc.
                  (Filed as Exhibit 4(a) to the Company's Form 10-Q filed for the quarter ended June 30, 1998 (the "1998 Second Quarter
                  10-Q"), and incorporated herein by reference.)

4(l)     *        Certificate of Designations, Powers, Preferences and Relative,
                  Participating or Other Rights, and the Qualifications,
                  Limitations or Restrictions Thereof, of Series F 6.5%
                  Cumulative Convertible Preferred Stock of Powertel, Inc.
                  (Filed as Exhibit 4(b) to the 1998 Second Quarter 10-Q, and incorporated herein by reference.)

4(m)     *        InterCel, Inc. Amended and Restated 1991 Stock Option Plan.
                  (Filed as Appendix C to the Company's Definitive Proxy
                  Statement for the 1999 Annual Meeting of Stockholders, and incorporated herein by reference.)

5 Opinion of Nelson Mullins Riley & Scarborough, L.L.P., counsel to the Company, as to the legality of securities being registered.

23(a)             Consent of Arthur Andersen LLP.

23(b)             Consent of Nelson Mullins Riley & Scarborough, L.L.P.
                  (included as part of Exhibit 5).

24                Powers of Attorney for the following individuals: Campbell B.
                  Lanier, III; Allen E. Smith; Fred G. Astor, Jr.; Donald W. Burton; O. Gene Gabbard; Ann Milligan; Maurice P. O'Connor; William H. Scott, III; William B. Timmerman and Donald W. Weber (included on signature page hereto)

---------------------------

*        Previously filed.


ITEM 9.       UNDERTAKINGS

         The Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's Annual Report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Point, State of Georgia, on June 22, 1999.


                                       POWERTEL, INC.


                                       By:   /s/ Allen E. Smith
                                           -------------------------------------
                                             Allen E. Smith
                                             Chief Executive Officer

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Allen E. Smith and Fred G. Astor, Jr., and each one of them, as their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all which said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


June __, 1999
                                            ------------------------------------
                                            Campbell B. Lanier, III
                                            Chairman of the Board of Directors


June 22, 1999                               /s/ Allen E. Smith
                                            ------------------------------------
                                            Allen E. Smith
                                            Chief Executive Officer,
                                            President and Director
                                            (principal executive officer)


June 22, 1999                               /s/ Fred G. Astor, Jr.
                                            ------------------------------------
                                            Fred G. Astor, Jr.
                                            Chief Financial Officer and
                                            Executive Vice President
                                            (principal financial and
                                            accounting officer)

June 22, 1999                               /s/ Donald W. Burton
                                            ------------------------------------
                                            Donald W. Burton
                                            Director


June 22, 1999                               /s/ O. Gene Gabbard
                                            ------------------------------------
                                            O. Gene Gabbard
                                            Director


June __, 1999
                                            ------------------------------------
                                            Ann Milligan
                                            Director


June 22, 1999                               /s/ Maurice P. O'Connor
                                            ------------------------------------
                                            Maurice P. O'Connor
                                            Director


June __, 1999
                                            ------------------------------------
                                            William H. Scott, III
                                            Director


June 22, 1999                               /s/ William B. Timmerman
                                            ------------------------------------
                                            William B. Timmerman
                                            Director


June 22, 1999                               /s/ Donald W. Weber
                                            ------------------------------------
                                            Donald W. Weber
                                            Director